Exhibit 10.2
EVERGREEN SOLAR, INC.
First Amendment to Evergreen Solar, Inc.
Amended and Restated 2000 Employee Stock Purchase Plan
     Pursuant to the powers reserved to it in Article XV of the Evergreen Solar, Inc. Amended and Restated 2000 Employee Stock Purchase Plan (the “Plan”), the Board of Directors of Evergreen Solar, Inc. hereby amends the Plan, subject to stockholder approval, effective as of April 16, 2008, as follows:
     1. The first sentence of Article XV is hereby deleted and replaced in its entirety with the following:
“Unless terminated sooner as provided below, the Plan shall terminate on April 16, 2018”
     2. Except as so amended, the Plan in all other respects is hereby confirmed.
     IN WITNESS WHEREOF, the Board of Directors of Evergreen Solar, Inc. has caused this Amendment to the Plan to be duly executed on this 18th day of June, 2008.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Secretary